For Immediate Release

Investor inquiries:

Karen Greene

Internet Capital Group, Inc.

610.727.6900

ir@internetcapital.com

ICG ANNOUNCES CLOSING OF MERGER OF CREDITTRADE AND CREDITEX GROUP

Combined Company Will Have Market-Leading Position in Rapidly Growing Market

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WAYNE, PA -- November 27, 2006 -- Internet Capital Group, Inc. (Nasdaq: ICGE - News) today announced that the merger of its partner company, CreditTrade, Inc., and Creditex Group, Inc. was consummated on November 21, 2006. Immediately following the merger, ICG deployed the cash proceeds that it received for its CreditTrade shares, plus an incremental $9 million of cash, to acquire a 15% interest in Creditex Group. Doug Alexander, Managing Director at ICG, will serve as a director of Creditex Group.

The merger of these two companies positions Creditex Group as one of the largest credit derivatives platform companies in a market that has been growing 100% annually, topping $17 trillion in outstanding notional value in 2005. The combined company will have market-leading positions in the most strategic and rapidly growing sectors: European and North American indices, European and North American structured products and single names and emerging markets. Creditex Group is projected to execute well over $2 trillion in notional credit derivative value in 2006 by providing a comprehensive voice, hybrid and electronic execution platform for the credit derivatives market.

"We are very enthusiastic about our ongoing ownership interest in Creditex and believe it will drive significant value for our shareholders," said Doug Alexander, Managing Director at Internet Capital Group. "This merger brings together two strong leaders in the credit derivatives marketplace to create a leading on-demand credit derivatives execution and processing platform uniquely positioned to capture the significant opportunity in this rapidly growing market."

Creditex Group is projecting 2006 revenues of well over $100 million in 2006, has grown over 50% annually since January, 2004 and is net income positive.

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) owns and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies, which deliver on-demand software and service applications to customers worldwide.

About CreditTrade

CreditTrade provides leading transaction, data and information services to the credit markets. From offices in London, Singapore and New York, CreditTrade covers the major credit markets around the world. CreditTrade is active in a broad range of markets including loans, credit derivatives and asset-backed securities. Clients include major investment and commercial banks as well as many of the world's other leading financial institutions.

About Creditex

Creditex is the global market leader in e-trading of credit derivatives. The first e-trading platform in credit derivatives, Creditex is used by more than 800 credit derivatives traders at the world's top financial institutions. The platform has electronically executed just under $1 trillion notional in credit default swap (CDS) indices, single-name CDS and standardized structured credit products.

In 2005, Creditex pioneered the first Tradeable Credit Fixings, a milestone in bringing additional confidence and transparency to the market by providing a standard benchmark and settlement rate. The firm is also leading the industry in "straight-through processing" initiatives, allowing its growing client base to reduce operational risk and transaction costs. Having received numerous accolades in leading financial media including Credit, Euromoney, Forbes, Institutional Investor, Risk and, most recently, winning the IFR Innovation of the Year Award for pioneering the Credit Event Fixings, Creditex's technology continues to set the standard for innovation in the credit derivatives market. For more information about Creditex, see www.creditex.com

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets, and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.